Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated November 6, 2023

Relating to Preliminary Prospectus Supplement dated November 6, 2023 to

Prospectus dated August 30, 2021

Registration No. 333-259146

FINAL PRICING TERMS

SYSCO CORPORATION

$500,000,000 5.750% Senior Notes due 2029

$500,000,000 6.000% Senior Notes due 2034

Issuer:	Sysco Corporation

Expected Ratings*:	Baa1 (Stable) by Moody’s Investors Service, Inc. BBB (Stable) by Standard & Poor’s Ratings Services BBB (Stable) by Fitch Ratings, Inc.

Guarantee:	Unconditionally guaranteed by certain subsidiaries of Sysco Corporation

Title of Security:	5.750% Senior Notes due 2029	6.000% Senior Notes due 2034

Principal Amount:	$500,000,000	$500,000,000

Maturity Date:	January 17, 2029	January 17, 2034

Coupon:	5.750%	6.000%

Interest Payment Dates:	July 17 and January 17, commencing July 17, 2024	July 17 and January 17, commencing July 17, 2024

Price to Public:	99.784% of the principal amount	99.037% of the principal amount

Benchmark Treasury:	4.875% due October 31, 2028	3.875% due August 15, 2033

Benchmark Treasury Yield:	4.595%	4.656%

Spread to Benchmark Treasury:	T + 120 bps	T + 147 bps

Yield to Maturity:	5.795%	6.126%

Optional Redemption Provision:

Make-Whole Call:	T + 20 bps	T + 25 bps

Par Call:	On or after December 17, 2028 (one month prior to maturity)	On or after October 17, 2033 (three months prior to maturity)

Change of Control:	Upon the occurrence of both (i) a change of control of Sysco Corporation and (ii) a downgrade of the notes below an investment grade within a specified period, as more particularly described in the preliminary prospectus supplement, Sysco Corporation will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.

Trade Date:	November 6, 2023

Expected Settlement Date**:	T + 9; November 17, 2023

CUSIP/ISIN Numbers:	871829 BS5 / US871829BS59	871829 BT3 / US871829BT33

Joint Book-Running Managers:	BofA Securities, Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC TD Securities (USA) LLC

Wells Fargo Securities, LLC Deutsche Bank Securities Inc. PNC Capital Markets LLC Truist Securities, Inc. U.S. Bancorp Investments, Inc.

Co-Managers:

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

Barclays Capital Inc.

BMO Capital Markets Corp.

BNP Paribas Securities Corp.

Huntington Securities, Inc.

Lloyds Securities Inc.

Rabo Securities USA, Inc.

Siebert Williams Shank & Co., LLC

Zions Direct, Inc.

AmeriVet Securities, Inc.

Independence Point Securities LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

The issuer expects delivery of the notes will be made against payment therefor on or about November 17, 2023, which is the ninth business day following the date of pricing of the notes (such settlement being referred to as “T+9”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than two business days prior to the scheduled settlement date will be required, by virtue of the fact that the notes initially will settle in T+9, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

No PRIIPs KID — No PRIIPs key information document (“KID”) has been prepared as not available to retail in EEA.

The issuer has filed a registration statement (including a prospectus) and related preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, Goldman Sachs & Co. LLC toll free at 1-866-471-2526, J.P. Morgan Securities LLC collect at 212-834-4533, TD Securities (USA) LLC toll free at 1-855-495-9846 or Wells Fargo Securities, LLC toll free at 1-800-645-3751.

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